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                                                                     Exhibit 2.1

                              FIRST AMENDMENT TO
                     AGREEMENT AND PLAN OF REORGANIZATION

  THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this "Amendment"), is made and entered into as of the 9th day of October 1996, by and among Phar-Mor, Inc., a Pennsylvania corporation ("Phar-Mor"), ShopKo Stores, Inc., a Minnesota corporation ("ShopKo"), and Cabot Noble, Inc., a Delaware corporation ("Parent").

                                   RECITALS

  WHEREAS, Phar-Mor, ShopKo and Parent (together, the "Parties") have entered into an Agreement and Plan of Reorganization dated as of September 7, 1996 (the "Agreement") pursuant to which, among other things, Phar-Mor and ShopKo have agreed, subject to the satisfaction of certain covenants and conditions, to a business combination pursuant to which each would become separate wholly owned subsidiaries of Parent; and

  WHEREAS, the Parties wish to amend the Agreement.

  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

    I. DEFINITIONS. Unless otherwise defined in this Amendment, all capitalized terms shall have the meanings given such terms in the Agreement.

    II. AMENDED EXHIBITS. Exhibit B to the Agreement, the Form of Revised Certificate of Incorporation of Cabot Noble, and Exhibit H to the Agreement, the Stock Purchase Agreement, are hereby deleted in their entirety and replaced with Exhibit B and Exhibit H respectively, attached hereto.

    III. AMENDMENT TO ARTICLE I. Article I of the Agreement is hereby amended by deleting Section 1.7 in its entirety and replacing it with the following:

    1.7 Board of Directors of Parent; Committees. The parties hereby agree that (i) the current members of the Phar-Mor Board, (ii) Dale P. Kramer, and (iii) two individuals selected by the ShopKo Board at least one of whom
  (A) is not affiliated with ShopKo, Supervalu, Phar-Mor or Hamilton Morgan (an "Independent Director") and (B) is selected in consultation with Heidrick & Struggles, New York (or such other nationally recognized executive search firm as may be approved by Phar-Mor and ShopKo) (collectively, the "ShopKo Designees"), shall serve as members of the Parent Board from and after the Effective Date (or from such later date as ShopKo Designees are appointed pursuant to the provisions hereof), until their respective successors are duly elected or appointed and qualified in the manner provided in the By-Laws of Parent, or as otherwise provided by law; provided that the ShopKo Board shall use reasonable efforts to designate the ShopKo Designees before the Effective Date; and provided further, that to the extent such ShopKo Designees are not designated on or before the Effective Date, the right of ShopKo to appoint such designee as contemplated by this Section 1.7 shall be enforceable by those Persons who are members of the ShopKo Board as of the date of this Agreement. The ShopKo Designees shall be subject to approval by the members of the Phar-Mor Board who are not also officers or employees of Phar-Mor or affiliates of Hamilton Morgan. Any individual selected by the Phar-Mor Board to fill any vacancy on the Phar-Mor Board shall be selected in consultation with Heidrick & Struggles, New York (or such other nationally recognized executive search firm as may be approved by Phar-Mor and ShopKo), and shall be an individual that (i) is neither an officer or employee of Phar-Mor nor an affiliate of Hamilton Morgan, and (ii) is approved by the members of the ShopKo Board who are not also officers or employees of ShopKo or Supervalu, directors of Supervalu or otherwise affiliated with Supervalu. The Parent Board shall be classified into three classes of approximately equal size, with an equal number of Independent Directors serving in each class to the extent possible. The Parent Board shall establish a Compensation Committee and Audit Committee which shall consist of two or more Independent Directors selected by the Parent Board. The entire Parent Board shall serve as its Nominating Committee.

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    IV. AMENDMENTS TO ARTICLE IV. Article IV of the Agreement is hereby amended by deleting Subsection 4.2(b) in its entirety and replacing it with the following:

      (b) Phar-Mor shall, as soon as reasonably practicable after the date hereof, (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders ("Phar-Mor Special Meeting") for the purpose of securing the approval and adoption of the Phar-Mor Plan by the holders of a majority of the Phar-Mor Common Shares represented at the Phar-Mor Special Meeting (or any adjournments thereof) at which a quorum is present, in person or by proxy, and entitled to vote ("Phar-Mor Shareholders' Approval"), (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and its articles of incorporation and by-laws,
    (iii) subject to the fiduciary duties of the Phar-Mor Board, recommend to its shareholders the approval of the Phar-Mor Plan, and (iv) cooperate and consult with ShopKo with respect to each of the foregoing matters.

    V. AMENDMENT TO ARTICLE V. Article V of the Agreement is hereby amended by deleting Subsection 5.1(i) in its entirety and replacing it with the following:

      (i) Parent Buy Back. At the Effective Date, there shall exist no condition of circumstance that would reasonably be expected to prevent or delay the consummation of the transactions contemplated in that certain Stock Purchase Agreement among Parent, Supervalu and Supermarket, dated as of the date of this Agreement, a copy of which is attached hereto as Exhibit H (the "Stock Purchase Agreement"), pursuant to which, immediately following the consummation of the Reorganization, Parent will on the Effective Date acquire 90% of the Parent Common Shares received by Supermarket as a result of the Reorganization (the "Parent Buy Back"). All documentation, payments and deliveries necessary to consummate the Parent Buy Back pursuant to the terms of the Stock Purchase Agreement shall be completed at or before Closing and held in escrow pending the Effective Date. Without limiting the foregoing, at the Effective Date, Parent shall have received a financing commitment or other reasonable assurances from one or more underwriters, placement agents, banks or other financing sources, which may include the credit facilities referred to in Section 5.1(g) (on terms and conditions reasonably acceptable to each of Parent, Phar-Mor and ShopKo) that Parent (together with its Subsidiaries from and after the Effective Date) may obtain financing of at least $75 million (the "Parent Buy-Back Financing"), and all documents and deliveries necessary to consummate such financing shall be completed at or before Closing and held in escrow pending the Effective Date. Notwithstanding any provisions to the contrary, the conditions set forth in this
    Section 5.1(i) may not be waived without the prior written consent of Supervalu, which consent may not be unreasonably withheld or delayed.

    VI. RATIFICATION. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect and the Agreement is hereby ratified and confirmed as of the date first written above.

    VII. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law of such state.

    VIII. COUNTERPARTS. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

    IX. RESTATEMENT. This Amendment may be incorporated into an amended and restated version of the Agreement, which Agreement as amended and restated shall be the Agreement and Plan of Reorganization dated as of September 7, 1997, as amended and restated as of October 9, 1996.

    X. CORPORATE AUTHORITY. Each of Parent, ShopKo and Phar-Mor represents that it has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

                                       2
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  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                          ShopKo Stores, Inc.

                                                    /s/ Dale P. Kramer
                                          By: _________________________________
                                            Name:Dale P. Kramer
                                            Title:President and Chief
                                            Executive Officer

                                          Phar-Mor, Inc.

                                                    /s/ Robert M. Haft
                                          By: _________________________________
                                            Name:Robert M. Haft
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer


                                          Cabot Noble, Inc.

                                                    /s/ Robert M. Haft
                                          By: _________________________________
                                            Name:Robert M. Haft
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                                                                       Exhibit B

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               CABOT NOBLE, INC.

  Cabot Noble, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that:

  1. The name of the Company is Cabot Noble, Inc.

  2. The date of filing of the Company's original Certificate of Incorporation
was    .

  3. The Restated Certificate of Incorporation of the Company (the "Restated Certificate") attached hereto as Exhibit A was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

  4. The Restated Certificate so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

  In Witness Whereof, Cabot Noble, Inc. has caused this Restated Certificate to be signed by Robert M. Haft, its Chief Executive Officer, and attested by
John R. Ficarro, its Secretary this     day of     1996, and the undersigned
hereby affirm and acknowledge under penalty of perjury that the filing of this Restated Certificate is the act and deed of Cabot Noble, Inc.

                                          _____________________________________
                                                     ROBERT M. HAFT
                                                 CHIEF EXECUTIVE OFFICER

Attest:

_____________________________________
           JOHN R. FICARRO
         ASSISTANT SECRETARY

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                                    FORM OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               CABOT NOBLE, INC.

  First. The name of the corporation is Cabot Noble, Inc. (the "Company").

  Second. The address of the Company's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.

  Third. The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

  Fourth. Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share.

  Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the "Board") is hereby authorized to issue the shares of Preferred Stock in each series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

    (a) the number of shares of each series and the designation to distinguish the shares of such series from the shares of all other series;

    (b) the voting powers, if any, and whether such voting powers are full or limited in such series;

    (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

    (d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

    (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

    (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

    (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

    (h) the provisions, if any, of a sinking fund applicable to such series;
  and

    (i) any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

  Section 3. Common Stock. Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

  Fifth. The Board may make, amend, and repeal the By-Laws of the Company. Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, By-Laws 1, 3(a), 8, 10, 11, 12, 13, and 39 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of Voting Stock (as defined below) having at least 75% of the votes of all Voting Stock, voting together as a single class. The Company may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Restated Certificate, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of Voting Stock having at least 75% of the votes of all Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provisions inconsistent with, this Article Fifth.

  Sixth. Subject to the rights of the holders of any series of Preferred
Stock:

    (a) any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

    (b) special meetings of stockholders of the Company may be called only by
  (i) the Chairman of the Board (the "Chairman"), (ii) the Secretary of the Company (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the "Whole Board"), acting at a duly constituted meeting of the Board and (iii) as provided in By-Law 3.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of Voting Stock having at least 75% of the votes of all Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, this Article Sixth.

  Seventh. Section 1. Number, Election, And Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three (3) nor more than sixteen (16) and will be fixed from time to time in the manner described in the By-Laws of the Company. The Directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the term for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. A majority of the Directors shall be "Independent Directors," as defined in Section 5 of this Article Seventh, and each Class of Directors shall have a number of Independent Directors as nearly equal as possible; provided, that such requirements shall not apply to the Board as constituted pursuant to that certain Agreement and Plan of Reorganization dated as of September 7, 1996, as amended and restated, by and among the Company, Phar-Mor, Inc. and ShopKo Stores, Inc. (the "Initial Board"); and provided further that any Director appointed or elected (i) to fill a vacancy created on the Initial Board (other than a vacancy attributable to a Director who is alos at the time such vacancy is created the Chief Executive Officer of the Company) or (ii) upon any increase in the size of the Board, shall be an Independent Director, until such time as a majority of the Directors are Independent Directors. At any meeting of stockholders at which Directors are to be elected, the number of Directors elected may not exceed the greatest number of Directors then in office in any class of Directors. The Directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 1997; the Directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 1998; and the Directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 1999, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Company, the successors of the class of Directors whose terms expire at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of Voting Stock having a majority of the votes of all Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected.

  Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

  Section 3. Newly Created Directorships And Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office acting at a duly constituted meeting of the Board, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

  Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only for cause and only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of Voting Stock having at least 75% of the votes of all Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

  Section 5. Independent Director. "Independent Director" shall mean any individual that (a) is not an affiliate (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act")) of the Company (except an individual who is an affiliate of the Company solely because such individual is a Director) or of any corporation, partnership, association or other entity with respect to which the Company owns a majority of the common stock or other equity interests or has the power to vote or direct the voting of a sufficient number of securities or other governing body ("Subsidiary"), and (b) is not and has not been an officer or employee, or any family member of an officer, director or employee of the Company or any Subsidiary.

  Section 6. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of holders of Voting Stock having at least 75% of the votes of all Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article Seventh.

  Eighth. To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article Eighth will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

  Ninth. The Company will indemnify each person who is or was or had agreed to become a Director or officer of the Company and, at the Company's option, may indemnify any other person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, and estate of such person), to the full extent permitted by the DGCL or any other applicable law as currently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article Ninth or the DGCL. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Ninth will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.